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                                                                       EXHIBIT 8

                              OSBORN MALEDON, P.A.
                           2929 NORTH CENTRAL AVENUE
                                   SUITE 2100
                          PHOENIX, ARIZONA 85012-2794


                               NOVEMBER 24, 1997


National Health Enchancement Systems, Inc.
3200 North Central Avenue
Suite 1700
Phoenix, Arizona 85012

Ladies and Gentlemen:


    This opinion is being delivered in connection with the Agreement of Merger ("Merger Agreement"), dated as of October 2, 1997, by and among HBO & Company ("Parent"), HBO & Company of Georgia ("Purchaser"), and National Health Enhancement Systems, Inc. ("Acquired Company"). Pursuant to the Merger Agreement, Acquired Company will merge with and into Purchaser (the "Merger"), and Purchaser will be the surviving corporation. This opinion is issued with respect to certain Federal income tax consequences of the Merger. Reference to such opinion is made in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") contained in the Registration Statement of Parent (File No. 333-39525) (the "Registration Statement") dated November 24, 1997.


    All capitalized terms not otherwise defined herein have the meaning assigned to them in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

    We have acted as legal counsel to Acquired Company in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents:

        1. The Merger Agreement;

        2. The Proxy Statement/Prospectus;

        3. Representations made to us by Parent and Purchaser;

        4. Representations made to us by Acquired Company;

        5. Representations made to us by certain holders of five percent (5%) or more of the Acquired Company stock in continuity of interest certificates; and

        6. Such other documents, records, legal opinions and matters of law as in our judgment were necessary or appropriate.

    In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof) that original documents (including signatures) are authentic, that documents submitted to us as copies conform to the original documents, and that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have assumed that the Merger will be consummated pursuant to applicable state law in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus.
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    Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, for Federal income tax purposes:

        1. The Merger will qualify as a reorganization pursuant to Section 368(a) of the Code;

        2. No gain or loss will be recognized by Acquired Company as the result of the consummation of the Merger;

        3. No gain or loss will be recognized by an Acquired Company stockholder upon the exchange of the shares of Acquired Company Common Stock for shares of Parent Common Stock pursuant to the Merger, except on the receipt of cash in lieu of a fractional share interest in Parent Common Stock;

        4. The aggregate adjusted tax basis of shares of Parent Common Stock received (including fractional share interests deemed received) by an Acquired Company stockholder as the result of the Merger will be the same as the aggregate adjusted tax basis of the shares of Acquired Company Common Stock surrendered in exchange therefor;

        5. The holding period of the shares of Parent Common Stock received (including fractional share interests deemed received) by an Acquired Company stockholder as a result of the Merger will include the holding period of the shares of Acquired Company Common Stock surrendered in exchange therefor, provided that such Acquired Company Common Stock is held as a capital asset by the Acquired Company stockholder at the consummation of the Merger; and

        6. An Acquired Company stockholder who receives cash in lieu of a fractional interest in a share of Parent Common Stock will be treated as if the fractional share were distributed as part of the exchange and were then redeemed for the cash payment, resulting in gain or loss equal to the difference between the cash amount received and the portion of the stockholder's basis in Acquired Company Common Stock allocable to the fractional share.

    In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

        1. This opinion represents and is based upon our best judgment regarding the application of Federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and we cannot provide assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, we cannot provide assurance that future legislative, judicial or administrative changes would not, on either a prospective or retroactive basis, adversely affect the accuracy of the conclusions stated herein. Moreover, we undertake no responsibility to advise you of any new developments in the application or interpretation of the Federal income tax laws as they might relate to this opinion.

        2. This opinion addresses only whether the Merger will qualify as a reorganization under Section 368(a) of the Code and the federal income tax consequences listed above. The opinion does not address any other federal or any state, local or foreign tax consequences that may result from the Merger or any other transaction.

        3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement. Moreover, we have assumed that all the transactions described in the Agreements have been or will be consummated in accordance with the terms of such Agreements and without waiver or breach of any material provision thereof and that all of the representations, warranties, statements and assumptions upon which we have relied remain true and accurate at all relevant times. In the event that any of the representations, warranties, statements or assumptions upon which we have relied is incorrect, this opinion may be adversely affected and some or all of the conclusions stated above may not apply.

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        4. This opinion has been delivered to you for the purpose of satisfying the condition set forth in Section 7.5 of the Merger Agreement and is intended solely for your benefit. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

        5. We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and the reference to this firm under the headings "Certain Federal Income Tax Consequences" and "Certain Legal Matters" in such Registration Statement.

                                          Very truly yours,

                                          OSBORN MALEDON, P.A.

                                          By: /s/ Thomas H Curzon_______________


                                             Thomas H. Curzon



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